Exhibit 99.1

CONTACTS:

Investor Relations:	Media Relations:
Carole Curtin	Bob Meldrum
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com
303-566-1000	303-566-1354

Time Warner Telecom Announces First Quarter 2003 Results

— EBITDA1 increases 26% over first quarter 2002 —

— Revenue decreases 2% as Net Loss decreases 23% from first quarter 2002 —

LITTLETON, Colo., April 28, 2003 – Time Warner Telecom Inc. (NASDAQ: TWTC), a leading provider of metro and regional optical broadband networks and services to business customers, today announced its first quarter 2003 financial results, including $165.0 million in revenue, $48.7 million in EBITDA, and a net loss of $(33.3) million.

“Time Warner Telecom continues to focus on the long term horizon,” said Larissa Herda, Time Warner Telecom’s Chairman, CEO and President. “We experienced a mixed quarter. We generated strong EBITDA and margins, which we achieved through disciplined cost controls yet we also experienced a dip in revenue due to disconnects and continued low enterprise spending. The health of our revenue is evidenced by strong receivables, lower bad debt expense and growth in enterprise customers, which diversifies our customer base. Our focus for 2003 is to execute our announced initiatives that will position us for future growth. While these initiatives take time to complete and generate cash flow, we are pleased with our progress.”

Results from Operations

Revenue

Revenue for the quarter decreased 2% to $165.0 million, as compared to the same period last year. The Company experienced continued growth in data and internet revenues with a 19% increase over the first quarter of last year, and an increase in switched services revenue of 9%, primarily related to a settlement of a customer dispute. These increases were offset by a 9% decrease in transport services revenue primarily related to customer disconnects and a 15% reduction in intercarrier compensation revenue primarily reflecting rate reductions.

EBITDA and Margins

EBITDA for the first quarter was $48.7 million, a $10 million increase from the first quarter of 2002, which reflects a 29% EBITDA margin as compared to 23% for the same period last year. Gross margin was 60% for the first quarter versus 57% in the same period last year. The increase in margins reflects the Company’s effort to reduce costs including a nearly 20% decrease in headcount, 11% decrease in carrier costs, reduced bad debt expense as well as other cost efficiency measures.

The Company utilizes a fully burdened gross margin, including network costs, national IP backbone costs and personnel costs for customer care, provisioning, network maintenance, technical field and network operations.

Net Loss

The Company reported a net loss of $(33.3) million, or $(.29) per share, for the first quarter of 2003, as compared to a net loss of $(43.1) million, or $(.38) per share, for the same period last year. The decrease in the net loss primarily reflects the improvements in operating loss due to higher EBITDA and lower depreciation, amortization and accretion. Also in the current quarter, the Company recorded a $3.0 million expense for the cumulative effect of implementation of Statement of Financial Accounting Standards No.143, Accounting for Asset Retirement Obligations.

Capital Expenditures

Capital expenditures for the quarter were $22.4 million, as compared to $36.9 million for the same period last year. The Company expects capital expenditures for 2003 to be approximately $200 million and intends to more aggressively explore network expansion and building entry opportunities in its existing markets, as well as data services infrastructure.

Liquidity and Other Operating Highlights

As of March 31, 2003, the Company reported $487.8 million in cash and equivalents. EBITDA of $48.7 million for the quarter covered interest expense by approximately 1.8 times. The Company is in compliance with all its financing agreements. During the first quarter the Company paid approximately $51.7 million in debt service costs, including interest expense related to secured and unsecured debt, principal payments and capital lease obligations.

The Company continued to experience high levels of customer disconnects and bankruptcies associated with the overall economic environment. Disconnects in the quarter resulted in the loss of $3.7 million in monthly revenue, including $1.7 million related to WorldCom, compared to $3.5 million of monthly revenue from disconnects experienced in the prior quarter with $.7 million related to WorldCom. Approximately $14.8 million in revenues in the first quarter were from WorldCom, the Company’s largest customer, as compared to approximately $17.5 million in the fourth quarter of 2002. The Company expects an additional decrease in revenue from WorldCom of $3-$5 million in the second quarter and $1-2 million in the third quarter of 2003.

2003 Initiatives

In early 2003, the Company has launched several initiatives to expand its reach, thereby enabling growth. These initiatives include increasing the sales force, engaging in joint marketing activities, launching new data and IP products, and increasing network investments in existing markets. The Company achieved progress on these initiatives and will continue to focus on both growth initiatives and cost efficiencies throughout 2003. “Fiber remains key to our strategy,” said Herda. “We are expanding our networks to reach more customer buildings and to continually add new products and services that ride over our networks.” The Company is broadly deploying its Metro Ethernet, or Native LAN, services to reach more customer locations.

Conclusion

“We are committed to prudent investment in future growth prospects, while remaining sensitive to the continuing, uncertain economic climate,” said Herda. “Our 2003 goal is to take advantage of our strengths by making investments that will expand our network, service, and sales reach during a time in the industry that presents unique opportunities. We are cognizant of the issues facing us, but this is not new territory for Time Warner Telecom. Competing in the local telecommunications arena is difficult, but we have the fundamentals in place to be successful including – local fiber networks, a solid customer base, excellent margins, liquidity and the talent required to execute our business plan. Everything we do is with a long-term approach, not a quick, short-term effort. I am confident that our 2003 initiatives will be part of our path to long-term success,” concluded Herda.

Time Warner Telecom Inc. plans to conduct a webcast conference call to discuss its earnings results on April 29, 2003 at 9:00 a.m. MT (11:00 a.m. ET). To access the webcast and the financial and statistical information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations”.

The Company provides financial measures generated using generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP to describe its business trends. These measures include EBITDA, which is a widely recognized metric of operating performance and liquidity in the telecommunications industry because it eliminates many differences in financial, capitalization and tax structures, as well as non-cash and non-operating charges to income. Management uses EDITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements. EBITDA is reconciled to operating loss, the most comparable GAAP measure to EBITDA, within the Consolidated Operating Highlights on Page 4. The Company also uses recurring revenue to enhance the comparability of its revenue performance between periods (See Page 9 for a detailed definition and a reconciliation to GAAP Revenue).

1 EBITDA is defined as operating income or loss before depreciation and amortization expense and impairment charges. Accordingly, EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with U.S. GAAP.

About Time Warner Telecom Inc.

Time Warner Telecom Inc., headquartered in Littleton, Colo., delivers “last-mile” broadband data, dedicated Internet access and voice services for businesses in 44 U.S. metropolitan areas. Time Warner Telecom Inc., one of the country’s premier competitive telecom carriers, delivers fast, powerful and flexible facilities-based metro and regional optical networks to large and medium customers. Please visit www.twtelecom.com for more information. The statements in this press release concerning the outlook for 2003 and beyond, including the funding of the Company’s business plan, expansion plans, increased sales force, customer disconnects and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. These risks include the risks summarized in the Company’s filings with the SEC, especially the section entitled “Risk Factors” in its Annual Report on Form 10-K. Time Warner Telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1) (2)

	Three Months Ended March 31,
	2003	2002	Growth %
Revenue
Dedicated transport services	$86,512	$94,786	-9%
Switched services	39,891	36,745	9%
Data and Internet services	24,304	20,424	19%

	150,707	151,955	-1%
Intercarrier compensation (3)	14,306	16,764	-15%

Total Revenue	165,013	168,719	-2%

Expenses
Operating costs	66,367	73,355	-10%

Gross Margin	98,646	95,364	3%
Selling, general and administrative	49,980	56,731	-12%

EBITDA	48,666	38,633	26%

Depreciation, amortization and accretion	54,110	57,334

Operating Loss	(5,444)	(18,701)
Interest expense	26,340	25,755
Interest income	1,625	1,477
Net loss before income taxes	(30,159)	(42,979)
Income tax expense	225	150

Loss before cumulative effect of change in accounting principle
	(30,384)	(43,129)
Cumulative effect of change in accounting principle (4)	2,965	0

Net Loss	(33,349)	(43,129)

Capital Expenditures	$22,373	$36,870	-39%

Gross Margin
Total As Reported	60%	57%

EBITDA Margin
Total As Reported	29%	23%

(1)	For complete financials and related footnotes, please refer to the Company's SEC filings.
(2)	See Page 9 for selected operating highlights including one-time items.
(3)	Intercarrier Compensation includes switched access and recurring reciprocal compensation.
(4)	Reflects implementation of Statement of Financial Accounting Standards No. 143.

Time Warner Telecom Inc.

Earnings Per Share Highlights

Unaudited (1)

	Three Months Ended March 31,
	2003	2002

Weighted Average Shares Outstanding (thousands)

Basic and Diluted	114,928	114,735

Basic and Diluted Earnings Loss per Common Share	$(0.29)	$(0.38)

Common shares (thousands)

Actual Shares Outstanding	114,930	114,736

Options (thousands)

Options Outstanding	17,807	14,573

Options Exercisable	7,662	5,222

Options Exercisable and "in the money"	20	0

(1)	For complete financials and related footnotes, please refer to the Company's SEC filings.

Time Warner Telecom Inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	March 31, 2003	December 31, 2002

Cash and Marketable Debt Securities	$487,828	$506,460

Receivables	71,710	81,935

Less: allowance	(19,559)	(21,946)

Net receivables	52,151	59,989

Other current assets	31,706	33,017

Property, plant and equipment	2,122,233	2,103,717
Less: accumulated depreciation	(698,279)	(647,826)

Net property, plant and equipment	1,423,954	1,455,891

Intangibles and Other Assets	92,393	93,899

Total	$2,088,032	$2,149,256

Current Liabilities
Accounts payable	$33,018	$39,194
Deferred revenue	42,688	42,659
Accrued taxes, franchise and other fees	71,535	72,018
Accrued interest	15,538	36,141
Current portion of debt and lease obligations	29,394	26,005
Other current liabilities	144,129	141,974

Total current liabilities	336,302	357,991

Long-Term Debt and Capital Lease Obligations
9.75% Senior unsecured notes	400,000	400,000
10.125% Senior unsecured notes	400,000	400,000
Senior secured debt	414,000	420,000
Capital lease obligations	8,243	12,035
Less: current portion	(29,394)	(26,005)

Total long-term debt and capital lease obligations	1,192,849	1,206,030

Other Long-Term Liabilities (2)	6,064	0

Stockholders' Equity	552,817	585,235

Total	$2,088,032	$2,149,256

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Reflects implementation of Statement of Financial Accounting Standards No. 143.

Time Warner Telecom Inc.

Financing Highlights

(Dollars in thousands)

Unaudited (1)

Financing Highlights (2)

	As of March 31, 2003
Financing	Total Financing	Outstanding 03/31/2003	Undrawn Financing
Revolver	$380,000	$0	$380,000
Term Loan A	$220,000	$214,500	$0
Term Loan B	$200,000	$199,500	$0

	$800,000	$414,000	$380,000

Key Financial Covenants of Senior Secured Debt (2)

	As of March 31, 2003
	Actual Ratio	Required Ratio
Consolidated Leverage Ratio	4.0	Not to exceed 7.0
Senior Leverage Ratio	less than 0	Not to exceed 3.0
Consolidated Interest Coverage Ratio	2.1	Not to be less than 1.1

(1)	For complete financials and related footnotes, please refer to the Company's SEC filings.
(2)	For full terms and conditions of all Company financing agreements please refer to SEC filings.

Time Warner Telecom Inc.

Selected Operating Statistics

Unaudited (1)

	Quarter Ended
	2002				2003
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31
Operating Metrics:
Route Miles (2)
Metro	10,091	10,433	10,549	10,696	11,075
Regional	6,835	6,835	6,835	6,694	6,694

Total	16,926	17,268	17,384	17,390	17,769
Fiber Miles (2)
Metro	534,974	570,690	575,315	586,721	602,988
Regional	229,568	229,569	229,569	237,256	237,277

Total	764,542	800,259	804,884	823,977	840,265

DS-O Equivalents (000s) (3)	16,954	16,994	17,793	18,225	17,974

Buildings (4)
On-Fiber	3,173	3,303	3,403	3,541	3,616
Type II	7,742	8,187	8,385	8,700	9,173

Total	10,915	11,490	11,788	12,241	12,789

Networks
Class 5 Switches	41	41	41	41	41
Soft Switches	12	12	12	12	12

Headcount
Total employees	2,376	2,182	1,913	1,893	1,916
Sales Account Executives	275	253	227	225	259

Customers	6,658	6,809	7,104	7,309	7,598

(1)	For complete financials and related footnotes, please refer to the Company's SEC filings.
(2)	Fourth quarter 2002 includes an adjustment to route and fiber miles resulting from true-ups to construction "as-built" maps.
(3)	Each DS-O equivalent provides 64 kilobits per second of bandwidth.
(4)	Buildings "On-Fiber" represents buildings carried fully on the Company's fiber network. Type II buildings are carried completely on the Company's fiber network, including the Company's switch for switched services, with a leased T1 service from the Company's distribution ring to the building entrance.

Time Warner Telecom Inc.

Selected Operating Statistics

Unaudited (1)

	Quarter Ended
	2002				2003
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31
Financial Metrics: (1), (3)

Revenue ($000)
Dedicated transport services	$94,786	$92,828	$92,556	$93,758	$86,512
Switched services	36,745	37,184	36,078	36,297	39,891
Data and Internet services	20,424	21,924	23,410	24,535	24,304

Subtotal	151,955	151,936	152,044	154,590	150,707
Intercarrier Compensation	16,764	18,698	15,121	15,335	14,306

Recurring Revenue	168,719	170,634	167,165	169,925	165,013
Reciprocal compensation settlements	0	13,942	0	5,189	0

Total Revenue	$168,719	$184,576	$167,165	$175,114	$165,013

EBITDA Reconciliation ($000)
As Reported (2)	$38,633	$53,078	$40,073	$57,432	$48,666
Less: Reciprocal compensation settlements	$0	($13,942)	$0	($5,189)	$0

Without Reciprocal compensation settlements	$38,633	$39,136	$40,073	$52,243	$48,666

Capital Expenditures ($000)	$36,870	$30,121	$25,105	$12,735	$22,373

Gross Margin (2), (3)
As Reported	57%	61%	58%	64%	60%
Without Reciprocal compensation settlements	57%	57%	58%	63%	60%

EBITDA Margin (2), (3)
As Reported	23%	29%	24%	33%	29%
Without Reciprocal compensation settlements	23%	23%	24%	31%	29%

(1)	For complete financials and related footnotes, please refer to the Company's SEC filings.
(2)	Fourth quarter 2002 EBITDA included $7million in one time expense savings from reduced operating costs due to settlement and resolution of carrier billing charges.
(3)	The Company separately presents EBITDA, gross margin and EBITDA margin without reciprocal compensation settlements to help enhance comparability of these measures between periods. Total Revenue represents the revenue reported on a GAAP basis.